Exhibit 99.1

FORM Holdings is Now XpresSpa Group, Inc.

Stock Currently Trading under New Ticker Symbol “XSPA”

NEW YORK – January 8, 2018 – XpresSpa Group Inc. (Nasdaq: XSPA), a health and wellness holding company, announced that today the company’s stock officially began trading on Nasdaq under its new ticker symbol, “XSPA.”

“Rebranding XpresSpa Group aligns our corporate messaging with the strategic focus of our business – to build a preeminent pure-play health and wellness services company,” said Andrew Perlman, CEO of XpresSpa Group. “We have made a great deal of progress toward this goal since acquiring XpresSpa in December of 2016. Our team has recruited top talent for corporate and field teams, accelerated unit growth, reinvested in marquee locations and extended leases, significantly streamlined operations and engaged in new exclusive partnerships that bring XpresSpa customers innovative products and services. We continue to move closer to realizing value for our legacy technology-related assets and our intellectual property portfolio, which is related to content delivery, remote monitoring, bitcoin, and telecom infrastructure. We remain confident that this will be complete in the coming months.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, offering services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Group Mobile, Infomedia, and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Contacts:

XpresSpa Group Inc

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com